Exhibit 10.1

AGREEMENT AND WAIVER

This AGREEMENT AND WAIVER (this “Agreement”), dated as of August 1, 2024, is entered into by and among Knightscope, Inc., a Delaware corporation (the “Company”), and the investor signatory below (the “Holder”). Unless otherwise specified herein, capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Securities Purchase Agreement (as defined below).

RECITALS

A. The Company and the Holder are parties to the Securities Purchase Agreement, dated as of October 10, 2022 (as may be amended, modified, restated or supplemented from time to time, the “Securities Purchase Agreement”).

TERMS OF AGREEMENT

In consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Senior Secured Note. . The Company shall issue to the Holder, on the date hereof, a Senior Secured Note due on the date that is 11 months after the date hereof in the form attached hereto as Exhibit A, in an aggregate amount equal to $3.0 million (the “August 2024 Note”) in exchange for the Holder’s Warrants. The foregoing exchange is pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”). The Company agrees that for purposes of Rule 144 under the Act the holding period of the Warrant shall “tack” to the holding period of the Note and the Company agrees not to take any position to the contrary.

2. Waivers; Termination. The Holder hereby waives the Company’s compliance with Section 4 of the Securities Purchase Agreement from and after the date hereof. In addition, and without limiting the foregoing, the Holder agrees that the Company’s obligations under the Senior Secured Convertible Note dated October 13, 2022, the Securities Purchase Agreement, the Registration Rights Agreement and the other Transaction Documents have been satisfied in full and such documents are terminated, except that the Company shall continue to comply with and perform Section 4.10 of the Securities Purchase Agreement and Section 6 of the Registration Rights Agreement, in each case, which survive and shall remain in full force and effect.

3. Security Agreement. The Company shall enter into a Security Agreement with the Holder, on the date hereof, in the form attached hereto as Exhibit B.

4. Releases; Non Disparagement.

(a)            In further consideration of the Holder’s execution of this Agreement, the Company and Mr. William Santana Li, jointly and severally, on behalf of themselves and their respective successors, assigns, parents, Subsidiaries, Affiliates, officers, directors, employees, agents and attorneys (collectively, the “Releasing Parties”), hereby forever, fully, unconditionally and irrevocably waives and releases Waqas Khatri, Ayrton Capital LLC, the Holder and each of their respective successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents (collectively, the “Ayrton Releasees”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by any Ayrton Releasee, on or prior to the date hereof, with respect to: (1) this Agreement and the other Loan Documents the transactions contemplated hereby and thereby, (2) the Securities Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby, (3) any enforcement or attempted enforcement of the Transaction Documents by any Ayrton Releasee, and (4) any transactions in the Common Stock effected by any Ayrton Releasee (collectively, the “Ayrton Claims”). The Company further agrees that it shall not commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any Ayrton Claim.

(b)            In further consideration of the Company’s and Mr. Li’s execution of this Agreement, and provided the Company and Mr Li respectively comply with the terms of this Agreement, the Holder, on behalf of itself and its successors, assigns, parents, Subsidiaries, Affiliates, officers, directors, employees, agents and attorneys, hereby forever, fully, unconditionally and irrevocably waives and releases the Company and Mr. Li and each of their respective successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents, as applicable (collectively, the “Company Releasees” and together with the Releasing Parties, the “Releasees”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by any Company Releasee, on or prior to the date hereof, with respect to any breach or violation of the Transaction Documents occurring prior to the date hereof (collectively, the “Company Claims” and together with the Ayrton Claims, the “Claims”). Notwithstanding anything contained herein to the contrary, the foregoing release is not a general release of any Company Releasee’s obligations under the Transaction Documents and Holder does not release, and the Company Claims do not include, each Company Releasee’s payment and/or performance of the Transaction Documents in accordance with their terms or any claims or causes of action for breaches or violations of the Transaction Documents, including the August 2024 Note, arising after the date hereof and, furthermore, the Holder does not release any right to indemnification from the Company Releasees for third-party claims against Holder to the extent the Holder would be entitled to such indemnification under the Transaction Documents (collectively, the “Excluded Claims”). The Holder further agrees that it shall not commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any Company Claim. For clarity, nothing herein shall prevent the Holder from commencing, instituting or prosecuting any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any Excluded Claim, including with respect to the enforcement of this Agreement.

(c)            The Releasees acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Claims, but expressly fully, finally and forever waive, compromise, settle, discharge, extinguish and release fully, finally and forever, any and all Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories or authorities. The Releasees acknowledge that the foregoing waiver was separately bargained for and is an essential element of this Agreement.

(d)            The Releasees agree that they will not at any time make, publish or communicate (whether made or given orally, in writing, in any digital medium, in any filing with any governmental entity or in any other manner) to any Person, any Disparaging (defined below) remarks, comments or statements concerning any of the other Releasees, any of the Transaction Documents or any of the Loan Documents. For purposes of this Agreement, “Disparaging” remarks, comments or statements are those that impugn, or threaten to impugn, the character, honesty, integrity, morality, legality, business acumen or abilities of the individual or Person, Transaction Document or Loan Document being disparaged, as applicable. Disparaging remarks shall expressly include, but not be limited to, any suggestion that any of the Releasees violate or operate in contravention of federal or state securities laws, that any term or condition of any of the Transaction Documents are void or invalid, or any other remark, comment or statement that undermines any of the Releasees’ reputation or the validity or enforceability of any of the Transaction Documents or Loan Documents (whether made or given orally, in writing, in any digital medium, in any filing with any governmental entity or in any other manner to any Person). For clarity, the foregoing shall not prohibit the Holder from making truthful statements in connection with any enforcement of the Loan Documents.

(e)            The Releasing Parties, jointly and severally, agree to pay or reimburse the Ayrton Releasees for all reasonable and documented out-of-pocket costs and expenses of the Ayrton Releasees incurred in connection with any litigation, dispute, suit, proceeding or action arising from or related to any Ayrton Claim; the enforcement of their rights and remedies, protection of their interests in bankruptcy, insolvency or other legal proceeding or any document entered into in connection therewith, including, without limitation, the reasonable and documented fees and expenses of outside legal counsel, advisors, consultants, and auditors for the Ayrton Releasees.

5. Company’s Right to Funding. Nothing in this Agreement and Waiver; Secured Promissory Note; and Security Agreement shall be construed to restrict, prevent or impeded in any way the Company from raising capital in any manner, including debt or equity offerings or any derivative thereof, provided such capital raising is not in contravention of the terms of the Loan Documents.

6. Disclosure of Transaction. The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first business day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching this Agreement as exhibits to such filing (excluding schedules, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to issue a press release or make such other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

8. Fees. The Company shall reimburse Haynes and Boone, LLP (counsel to the Holder) up to an aggregate amount equal to $10,000 (the “Legal Fee Amount”) for costs and expenses incurred by it in connection with drafting and negotiation of this Agreement. Each party to this Agreement shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence and except that the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees relating to or arising out of the transactions contemplated hereby.

9. Effective Time. Except as otherwise set forth in this Section 8, this Agreement shall be effective (the “Effective Time”) upon the later of (a) the time of due execution and delivery by the Company and the Holder of this Agreement and (b) the time of payment of the Legal Fee Amount to Haynes and Boone, LLP.

10. Termination. All rights and entitlements of the Parties under this Agreement shall immediately terminate upon the full repayment of the Note by the Company, except that Section 2 and Section 4 shall survive any such termination.

11. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Agreement and the parties submit to the personal jurisdiction of such courts. No waiver or modification of this Agreement shall be effective unless the same shall be in writing and signed by all parties hereto. This Agreement, the August 2024 Note and the Security Agreement is the entire agreement among the parties with respect to the subject matter hereof and thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Agreement and Waiver to be duly executed as of the date first written above.

KNIGHTSCOPE, INC.

By:	/s/ Apoorv Dwivedi
	Name:	Apoorv Dwivedi
	Title:	CFO

WILLIAM SANTANA LI

By:	/s/ William Santana Li

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Agreement and Waiver to be duly executed as of the date first written above.

ALTO OPPORTUNITY MASTER FUND, SPC - SEGREGATED MASTER PORTFOLIO B

By:	/s/ Waqas Khatri
Name: Waqas Khatri
Title: Director

Exhibit A

Form of Note

Exhibit B

Form of Security Agreement